UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) FEBRUARY 4, 2004



                       NEW YORK REGIONAL RAIL CORPORATION
                       ----------------------------------
             (Exact name of Registrant as specified in its charter)



            Delaware                     000-28583              13-3081571
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(State or other jurisdiction of         (Commission            (IRS Employer
 incorporation or organization)         File Number)         Identification No.)



                   4302 First Avenue, Brooklyn, New York 11232
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               (Address of principal executive offices) (Zip Code)



       Registrant's telephone number, including area code: (718) 788-3690
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ITEM 1.  CHANGES IN CONTROL OF REGISTRANT

         On February 4, 2004, New York Regional Rail Corporation (the "Company") and Transit Rail LLC (the "Investor") entered into an agreement (the "Investment Agreement") pursuant to which the Investor has agreed to purchase 2,500 shares of the Company' s Series D Preferred Stock at a purchase price of $1,000 per share. Under the terms of the Investment Agreement, the Investor purchased 500 shares of Series D Preferred Stock on February 4, 2004 and the Company has the right to deliver a put notice to the Investor to purchase an additional 2,000 shares of Series D Preferred Stock in increments of 200 to 500 shares of Series D Preferred Stock once every 15 days over a period of 12 months. In the event that the Investor has not purchased at least 1,700 shares of Series D Preferred Stock by June 3, 2004, then the Investor shall have until August 2, 2004 to purchase the balance of the shares of Series D Preferred Stock. Pursuant to the Investment Agreement, until February 5, 2005, the Company cannot take certain significant corporate actions without the prior written consent of the Investor and John Marsala, the holder of 440,000 shares of the Company's Series C Preferred Stock. Pursuant to the Investment Agreement, the Company expanded the size of the Board of Directors to five and the Investor designated Donald Hutton and Douglas Szalasny to serve as members of the Board of Directors.

         Commencing February 4, 2005 the shares of Series D Preferred Stock are convertible into shares of common stock at conversion prices of $0.04 to $0.20 per share, an aggregate of 31,248,016 shares of common stock. However, in the event of the Investor's breach pursuant to the Investment Agreement or the Tri-Party Agreement, as defined below, then the shares of Series D Preferred Stock shall be automatically converted into shares of common stock at a conversion price of $0.20 per share. The shares of Series D Preferred Stock shall not be entitled to vote or otherwise participate in any proceeding in which action shall be taken by the stockholders of the Company until such time as the Investor has purchased at least 1,700 shares of Series D Preferred Stock. Upon the purchase of 1,700 shares of Series D Preferred Stock and the conversion of all of the outstanding shares of Series C Preferred Stock each share of Series D Preferred Stock shall be entitled to 120,000 votes.

         In connection with the Investment Agreement, the Company, the Investor and John Marsala, entered into an agreement (the "Tri-Party Agreement"), pursuant to which Mr. Marsala (i) granted the Investor an irrevocable proxy with respect to 440,000 shares of Series C Preferred Stock for a period of up to 12 months and (ii) agreed to convert 440,000 shares of Series C Preferred Stock into shares of common stock upon the Investor purchasing 1,700 shares of Series D Preferred Stock. Under the terms of the Series C Preferred Stock, each share of Series C Preferred Stock is entitled to 300 votes per share. Based upon 199,806,193 shares of common stock issued and outstanding, the proxy represents the right to vote approximately 39.8 % of the Company's voting securities. As part of the transactions consummated pursuant to the Tri-Party Agreement and the Investment Agreement, the Company and Mr. Marsala entered into an agreement pursuant to which Mr. Marsala agreed to waive his rights to certain additional shares of Series C Preferred Stock under the terms and conditions of the Series C Preferred Stock provided that the Company has a sufficient number of authorized shares of common stock with respect to all outstanding options, warrants and conversion rights no later than June 3, 2004. Pursuant to the Tri-Party Agreement, in the event that the Company does not have a sufficient number of authorized shares of common stock with respect to all outstanding options, warrants and conversion rights by June 3, 2004, then Mr. Marsala has agreed to assign to the Investor

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50% of the shares which Mr. Marsala is entitled to receive pursuant to the agreement between Mr. Marsala and the Company. As of February 4, 2004, the Company had 200,000,000 authorized shares of common stock, 199,806,193, shares of common stock issued and outstanding and approximately 40,000,000 shares of common stock issuable upon the exercise of outstanding options, warrants and conversion rights, subject to adjustment, and assuming the authorization of the additional shares of common stock by June 3, 2004.

         The funds utilized by the Investor to purchase the 500 shares of Series D Preferred Stock were provided by an affiliate of the Investor under common control with the Investor.

         Gordon Reger, controls the Investor through his indirect ownership and control of the Investor's sole member. Mr. Reger is the owner of several businesses that are engaged in real estate construction and waste transportation and disposal


ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE


         On February 4, 2004, the Company entered into agreements with three creditors effective as of December 31, 2003 to convert an aggregate of $732,000 of debt into 7,317,000 shares of common stock, of which $267,000 was held by affiliates of the Company.

         In the fourth quarter of 2003, the Company completed a private placement of 6,812,500 shares of common stock for $272,500, of which 625,000 shares of common stock were purchased by affiliates of the Company.

         In addition, the Company executed an option to purchase the remaining 49% of the stock of its subsidiary JS Transportation Inc. in exchange for 4,000,0000 shares of common stock.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         Exhibits

         10.1 Investment Agreement dated February 4, 2004 by and among New York Regional Rail Corporation (the "Company") and Transit Rail LLC (the "Investor").

         10.2 Agreement dated February 4, 2004 by and among the Company, the Investor and John Marsala ("Marsala").

         10.3     Irrevocable Proxy from Marsala to the Investor

         10.4 Certificate of Designation, Preferences and Rights of the Series D Preferred Stock


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   February 19, 2004



                                       NEW YORK REGIONAL RAIL CORPORATION
                                                  (Registrant)



                                       By: /s/ Wayne A. Eastman, Jr.
                                           ----------------------------
                                           Name:  Wayne A. Eastman, Jr.
                                           Title: President






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